                                  EXHIBIT 2.2





                            STOCK PURCHASE AGREEMENT





                          HALTER FINANCIAL GROUP, INC.
                                  ("HALTER"),




                         BRISTER'S THUNDER KARTS, INC.
                                (THE "COMPANY")




                                      AND




                                CHARLES BRISTER
                              (THE "SHAREHOLDER")





                                JANUARY 16, 1996

                               TABLE OF CONTENTS

ARTICLE/
SECTION              SUBJECT                                                                                         PAGE
-------              -------                                                                                         ----
                     PREAMBLE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE I            REPRESENTATIONS OF THE SHAREHOLDER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

    1.1              Ownership of Brister Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2              Validity of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.3              Existence and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.4              Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.5              Subsidiaries and Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.6              Financial Statements and No Material Changes   . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.7              Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    1.8              Title to Properties; Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    1.9              Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    1.10             Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    1.11             Material Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    1.12             Restrictive Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    1.13             Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    1.14             Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    1.15             Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    1.16             Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    1.17             Intellectual Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    1.18             Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    1.19             Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    1.20             Employment Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    1.21             Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    1.22             Interests in Clients, Suppliers, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    1.23             Bank Accounts, Powers of Attorney and Compensation of Employees  . . . . . . . . . . . . . . . .   7
    1.24             No Changes Prior to Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    1.25             Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    1.26             Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    1.27             Agreements, Judgments and Decrees Affecting Shareholder  . . . . . . . . . . . . . . . . . . . .   8
    1.28             Copies of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    1.29             Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    1.30             Investor Qualifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    1.31             Product Warranty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    1.32             Products Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    1.33             Environmental Site Asses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE II           REPRESENTATIONS OF HALTER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

    2.1              Existence and Good Standing of Halter  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
    2.2              Restrictive Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
    2.3              Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
    2.4              Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
    2.5              Issuance of the Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11





                                      (i)

ARTICLE III          SALE OF THE BRISTER SHARES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

    3.1              Sale of the Brister Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
    3.2              Cash Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    3.3              Promissory Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    3.4              Acquiring Company Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    3.5              Consulting and Non-competition Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . .    13
    3.6              Directors' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
    3.7              Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

ARTICLE IV           CONDUCT OF BUSINESS; REVIEW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

    4.1              Conduct of Business of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
    4.2              Exclusive Dealing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
    4.3              Review of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

ARTICLE V            CONDITIONS TO HALTER'S OBLIGATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

    5.1              Opinion of the Company's and the Shareholder's Counsel   . . . . . . . . . . . . . . . . . . .    14
    5.2              Good Standing and Tax Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    5.3              No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    5.4              Truth of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    5.5              Performance of Agreements/Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    5.6              No Litigation Threatened   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    5.7              Company's Accountants Letter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    5.8              Financial Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    5.9              Consulting and Non-Competition Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    5.10             Licensing Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    5.11             Real Estate Option and Right of First Refusal Agreement  . . . . . . . . . . . . . . . . . . .    17
    5.12             Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    5.13             Release of Shareholder Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    5.14             Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    5.15             Due Diligence Review   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    5.16             Site Assessments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    5.17             Amendments to Lease.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

ARTICLE VI           CONDITIONS TO THE SHAREHOLDER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . .    18

    6.1              Opinion of Halter's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    6.2              Truth of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    6.3              Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    6.4              Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

ARTICLE VII          SURVIVAL OF REPRESENTATIONS: INDEMNITY; OFFSET   . . . . . . . . . . . . . . . . . . . . . . .    19

    7.1              Survival of Representations and Obligations to Indemnify   . . . . . . . . . . . . . . . . . .    19
    7.2              Indemnification by the Shareholder   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    7.3              Indemnification by the Acquiring Company   . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    7.4              Defense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    7.5              Offset   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21





                                      (ii)

ARTICLE VIII         TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

    8.1              Termination Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
    8.2              Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

ARTICLE IX           MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

    9.1              Knowledge of the Company and the Shareholder   . . . . . . . . . . . . . . . . . . . . . . . .    22
    9.2              Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    9.3              Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    9.4              "Person" Defined   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    9.5              Captions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    9.6              Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    9.7              Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    9.8              Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    9.9              Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    9.10             Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    9.11             Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    9.12             Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    9.13             Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    9.14             Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    9.15             Negotiation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    9.16             Separate Counsel.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    9.17             Joinder of Spouse.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23





                                     (iii)

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of January 16, 1996, is made and entered into by and among Halter Financial Group, Inc., a Texas corporation ("Halter"), Brister's Thunder Karts, Inc., a Louisiana corporation (the "Company") and Charles Brister (the "Shareholder"), the sole shareholder of the Company.

                              W I T N E S S E T H:

         WHEREAS, the Shareholder is the owner and holder of all of the issued and outstanding shares of common stock, no par value per share, of the Company as set forth on Exhibit 1 hereto (the "Brister Shares"); and

         WHEREAS, the Shareholder desires to sell, and Halter, through a to-be-named public acquisition corporation (the "Acquiring Company"), desires to purchase, the Brister Shares pursuant to this Agreement.

         NOW, THEREFORE, IT IS AGREED:

                                   ARTICLE I
                       REPRESENTATIONS OF THE SHAREHOLDER

         As a material inducement to Halter to enter into this Agreement and perform its obligations hereunder, the Company and the Shareholder jointly and severally represent, warrant and agree as follows:

         1.1 Ownership of Brister Shares. The Shareholder is the lawful owner of the Brister Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind; the Shareholder has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Brister Shares so owned by the Shareholder pursuant to this Agreement; and the delivery to the Acquiring Company of the Brister Shares pursuant to the provisions of this Agreement will transfer to the Acquiring Company valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

         1.2 Validity of Transaction. This Agreement and each other agreement contemplated hereby are valid and legally binding obligations of the Company and the Shareholder, enforceable in accordance with their respective terms against the Company and the Shareholder, except as limited by bankruptcy, insolvency and similar laws affecting creditors generally, and by general principles of equity. When sold, assigned, transferred and conveyed to the Acquiring Company pursuant to this Agreement, the Brister Shares will be duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights of any present shareholder or any future shareholder of the Company. The execution, delivery and performance of this Agreement and each other agreement contemplated hereby have been duly authorized by the Company and the Shareholder and will not violate any applicable federal or state law, any order of any court or government agency or the articles or certificate of incorporation of the Company. The execution, delivery and performance of this Agreement and each other agreement contemplated hereby will not result in any breach of or default under, or result in the creation of any encumbrance upon any of the assets of the Company pursuant to the terms of any agreement by which the Company or any of its respective assets may be bound. No consent, approval or authorization of, or





STOCK PURCHASE AGREEMENT - Page 1
registration or filing with any governmental authority or other regulatory agency, is required for the validity of the execution and delivery by the Company and the Shareholder of this Agreement or any documents related thereto.

         1.3 Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. The Company has the power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each of the states listed in Schedule
1.3 hereto, which are the only jurisdictions in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary. The Company has all necessary power and authority to conduct the business it proposes to conduct and enter into and perform its obligations under this Agreement. The Company will deliver to Halter and the Acquiring Company a Certificate of Officer dated as of the Closing Date (as hereinafter defined) certifying to the Company's existence and good standing, the accuracy and completeness of its articles or certificate of incorporation and its bylaws and the names and signatures of its officers and agents authorized to execute documents on behalf of Company.

         1.4 Capital Stock. The Company has an authorized capitalization as set forth in Schedule 1.4 hereto. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Neither the Shareholder nor the Company are parties to or bound by, nor do they have any knowledge of, any outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement. As of the Closing Date, the Company will not be subject to any obligation, contingent or otherwise, to repurchase or otherwise acquire or redeem any shares of its capital stock.

         1.5 Subsidiaries and Investments. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         1.6 Financial Statements and No Material Changes. The Shareholder has heretofore furnished Halter with the unaudited balance sheet of the Company as of December 31, 1993, December 31, 1994, respectively, as well as the unaudited balance sheet as of November 30, 1995 and the related statements of income, all compiled by Durnin & James, certified public accountants (the consolidated balance sheet of the Company at November 30, 1995 is hereinafter referred to as the "Balance Sheet"). Such financial statements, except as indicated therein, have been prepared in accordance with Statements on Standards for Accounting and Review issued by the American Institute of Certified Public Accountants consistently followed throughout the periods indicated. The Balance Sheet fairly presents the financial condition of the Company at the date thereof and, except as indicated therein, reflects all claims against and all debts and liabilities of the Company, fixed or contingent, as at the date thereof and the related statement of income fairly presents the results of operations of the Company and the changes in its financial position for the periods indicated. Such other balance sheets fairly present the financial condition of the Company at the respective dates thereof and, except as indicated therein, reflect all claims against and all debts and liabilities of the Company, fixed or contingent, as at the respective dates thereof, and the related statements of income fairly present the results of the operations of the Company and the changes in its financial position for the periods indicated. Since November 30, 1995 (the "Balance Sheet Date"), there has been (i) no material adverse change in the assets or liabilities, or in the business





STOCK PURCHASE AGREEMENT - Page 2
or condition, financial or otherwise, or in the results of operations, of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (ii) no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, or prospects, of the Company except in the ordinary course of business; and to the best knowledge, information and belief of the Shareholder and the Company, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

         1.7 Books and Records. The minute books of the Company, as heretofore delivered to Halter and its representatives, contain accurate records of all meetings of and corporate actions or written consents by the Shareholder and Board of Directors of the Company, respectively. The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company. The Company will make and keep books, records and accounts that in reasonable detail accurately and fairly reflect the transactions and dispositions of its assets. The Company will maintain its present system of internal accounting controls. The Company's present system of internal accounting controls is sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for such assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

         1.8 Title to Properties; Encumbrances. The Company has good and marketable title to its properties. Except as set forth in Schedule 1.8 hereto, all properties of the Company are free and clear of any and all other encumbrances.

         1.9     Real Property.  The Company does not own any real property.

         1.10 Leases. Schedule 1.10 contains an accurate and complete list and description of the terms of all leases to which the Company is a party as lessee or lessor. Each lease set forth in Schedule 1.10 (or required to be set forth in Schedule 1.10) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the purchase of the Brister Shares hereunder) that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. The Company has not violated any of the terms or conditions under any such lease in any material respect, and, to the best knowledge, information and belief of the Shareholder and the Company, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by the Company is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.





STOCK PURCHASE AGREEMENT - Page 3

         1.11 Material Contracts. Except as set forth in Schedule 1.11 hereto, the Company has not been or is not bound by (i) any agreement, contract or commitment relating to the employment of any person by the Company, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (ii) any agreement, indenture or other instrument that contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock,
(iii) any agreement, contract or commitment relating to capital expenditures,
(iv) any loan or advance to, or investment in, any other Person (as hereinafter defined) or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (v) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (vi) any management service, consulting or any other similar type contract, (vii) any agreement, contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any other Person, (viii) any agreement, contract or commitment not entered into in the ordinary course of business that involves $25,000 or more and is not cancelable without penalty within 30 days or (ix) any agreement, contract or commitment that might reasonably be expected to have a potential adverse impact on the business or operations of the Company. Each contract or agreement set forth in Schedule 1.11 (or required to be set forth in Schedule 1.11) is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Brister Shares hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. The Company has not violated any of the terms or conditions of any contract or agreement set forth in Schedule 1.11 (or required to be set forth in Schedule 1.11) in any material respect, and, to the best knowledge, information and belief of the Shareholder and the Company, all of the covenants to be performed by any other party thereto have been fully performed. Contracts made in the ordinary course of business involving less than $25,000 shall be deemed not to be material for purposes of this Section 1.11.

         1.12 Restrictive Documents. Neither the Company nor the Shareholder is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, that materially adversely affects the business practices, operations or condition of the Company or any of its assets or property, or that would prevent consummation of the transactions contemplated by this Agreement, compliance by the Shareholder or the Company with the terms, conditions and provisions hereof or the continued operation of the Company's business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or that would restrict the ability of the Company to acquire any property or conduct business in any area.

         1.13 Litigation. Except as set forth in Schedule 1.13 hereto, there are no claims, actions, inquiries, investigations, suits, proceedings or arbitrations pending or threatened against the Shareholder or the Company, nor is the Shareholder or the Company aware of any claims, actions, inquiries, investigations, suits or arbitrations before any governmental agency, court or tribunal, domestic or foreign, or before any private arbitration tribunal, threatened or pending against the Shareholder or the Company involving the Company's properties or business that, if determined adversely to the Shareholder or the Company, would, individually or in the aggregate, result in any materially adverse change in the properties, business, management or business prospects of the Company nor is there any basis for any such action, suit, proceeding, arbitration, claim, investigation or inquiry. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal naming the Shareholder or the Company and enjoining





STOCK PURCHASE AGREEMENT - Page 4
either the Shareholder or the Company from taking, or requiring the Shareholder or the Company to take, any action, or to which the Shareholder, the Company, the Company's business or properties are bound or subject. Except as disclosed in Schedule 1.13, there are no unsatisfied adverse judgments or court or administrative orders (whether or not on appeal) affecting the business of the Company and there are no judgment creditors asserting any claims, whether or not meritorious or material, against the Shareholder or the Company. Upon a breach of the representations and warranties made in this Section 1.13, Halter and the Acquiring Company may avail themselves to all rights and remedies provided for herein, including, but not limited to, all rights to indemnification and offset as set forth in Article VII hereof.

         1.14 Taxes. The Company has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, provincial and foreign tax returns and tax reports that are required to be filed by, or with respect to, the Company. Such returns and reports reflect accurately all liability for taxes of the Company for the periods covered thereby. All federal, state, local and foreign income, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, the Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company. The federal income tax liability of the Company has been finally determined for all fiscal years to and including the fiscal year ended December 31, 1992. Except as set forth and described in Schedule 1.14 hereto, no examination of any tax return of the Company is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company.
The Company will pay and discharge, when due, (i) all material taxes, assessments and governmental priority claims and charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon), and (ii) all claims for labor, materials or supplies that, if unpaid, might by law become liens upon any of its properties, unless and to the extent that the same are being contested in good faith and by appropriate proceedings, and adequate reserves have been set aside on its books with respect thereto, in accordance with generally accepted accounting principles. The parties agree that the liability of the Shareholder under this Agreement for the statements contained in this Section 1.14 shall be limited in accordance with Section 7.2 hereof.

         1.15 Liabilities. The Company has no outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the Balance Sheet, other than liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business not involving borrowings by the Company. The Company is not in default in respect of the terms or conditions of any indebtedness.

         1.16    Insurance.   Set forth in Schedule 1.16 hereto is a complete
list of insurance policies that the Company maintains with respect to its businesses, properties or employees. Such policies are in full force and effect free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Company, and its property and assets are normally exposed, in the operation of its businesses, except that the Company is self-insured with respect to its building improvements and contents thereof and the Shareholder is self-insured with respect to the building used by the Company. True, complete and correct copies of all such policies have been provided to Halter on or prior to the date hereof.

         1.17 Intellectual Properties. Schedule 1.17 hereto contains an accurate and complete list of all domestic and foreign letters patent, patents, patent applications, patent licenses, software





STOCK PURCHASE AGREEMENT - Page 5
licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications owned or used by the Company in the operation of its business (collectively, the "Intellectual Property"). Unless otherwise indicated in such Schedule 1.17, the Company owns the entire right, title and interest in and to the Intellectual Property, trade secrets and technology used in the operation of its business (including, without limitation, the exclusive right to use and license the same) and each item constituting part of the Intellectual Property and trade secrets and technology that is owned by the Company has been, to the extent indicated in Schedule 1.17, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign, as are indicated in Schedule 1.17; and such registrations, filings and issuances remain in full force and effect. To the best knowledge, information and belief of the Shareholder and the Company, except as stated in such Schedule 1.17, there are no pending or threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. Schedule 1.17 lists all notices or claims currently pending or received by either the Company or the Shareholder during the past two years that claim infringement by the Company or the Shareholder of any domestic or foreign letters patent, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. Except as set forth in any Schedule hereto, there is, to the best knowledge, information and belief of the Shareholder and the Company, no reasonable basis upon which a claim may be asserted against either the Company or the Shareholder for infringement of any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the best knowledge, information and belief of the Shareholder and the Company, except as indicated on Schedule 1.17, no Person is infringing the Intellectual Property.

         1.18 Compliance with Laws. The Company is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees.

         1.19 Accounts Receivable. The amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company as being due to the Company at the Closing Date (less the amount of any provision or reserve therefor made in the records and books of account of the Company) will be good and collectible in full in the ordinary course of business and, in any event, not later than 60 days after the Closing Date; and none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no material adverse change since the Balance Sheet Date in the amount of accounts receivable or other debts due the Company or the allowances with respect thereto, or accounts payable of the Company, from that reflected in the Balance Sheet.

         1.20 Employment Relations. (i) The Company is in substantial compliance with all federal, state, provincial or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, (ii) no unfair labor practice complaint against the Company is pending before a labor commissioner or other competent authority,
(iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company, (iv) no representation question exists respecting the employees of the Company, (v) no grievance that might have an adverse effect upon the Company or the conduct of its businesses





STOCK PURCHASE AGREEMENT - Page 6
exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor has been asserted, (vi) no collective bargaining agreement is currently being negotiated by the Company, and (vii) the Company has not experienced any material labor difficulty during the last three years. There has not been, and to the best knowledge, information and belief of the Company and the Shareholder, there will not be, any material adverse change in relations with employees of the Company as a result of any announcement of the transactions contemplated by this Agreement. Except as contemplated hereby, no key employee, or group of employees has any plans to terminate employment with the Company.

         1.21 Employee Benefit Plans. The Company has (i) no employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, or
(ii) no other employee benefit plans or any other foreign pension, welfare or retirement benefit plans. The Shareholder and the Company have delivered or caused to be delivered to Halter and its counsel true and complete copies of
(i) all employee benefit plans as in effect, together with all amendments thereto that will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such employee benefit plan qualified under Section 401 or 501 of the Internal Revenue Code of 1986, as amended and (ii) Form 5500 for the most recent completed fiscal year for each employee benefit plan required to file such form.

         1.22 Interests in Clients, Suppliers, Etc. Neither the Shareholder nor any officer or director of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization that is a client, supplier, customer, or competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of one percent (1%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 1.22.

         1.23 Bank Accounts, Powers of Attorney and Compensation of Employees. Set forth in Schedule 1.23 hereto is an accurate and complete list showing (i) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto,
(ii) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof and (iii) the names of all persons whose compensation from the Company on the Balance Sheet Date exceeded an annualized rate of $25,000, together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

         1.24 No Changes Prior to Closing Date. During the period from the Balance Sheet Date to and including the Closing Date, except as expressly contemplated hereby, the Company will not have (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor, except in the ordinary course of business, (v) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (vi) made any bonus or





STOCK PURCHASE AGREEMENT - Page 7
profit sharing distribution or payment of any kind, (vii) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan to any Person, (viii) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Company, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business, (x) canceled or waived any claims or rights of substantial value,
(xi) made any change in any method of accounting or auditing practice, (xii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, or (xiii) agreed, whether or not in writing, to do any of the foregoing. There shall have been no material adverse change in the financial position, results of operations, business or prospects of Company since the Balance Sheet Date. The Company has not consolidated or merged with, nor sold, leased or otherwise disposed to its properties as an entirety or substantially as an entirety, to any Person. Notwithstanding the foregoing, the Company may make certain distributions and/or dividend payments to the Shareholder prior to the Closing Date; provided, however, such distributions and/or dividends shall not be made if they should cause the Company to fail to meet the financial performance criteria set forth in Section 5.8 hereof.

         1.25 Disclosure. None of this Agreement, the financial statements referred to in Section 1.6 above, or any agreement, schedule, exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing that has been supplied by or on behalf of the Shareholder, or by any of the Company's directors or officers, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company or the Shareholder that materially and adversely affects the business, prospects or financial condition of the Company or their respective properties or assets, that has not been set forth in this Agreement or in the schedules, exhibits or certificates or statements in writing furnished in connection with the transactions contemplated by this Agreement. There has not come to the attention of the Company or the Shareholder any facts that reasonably cause Company or the Shareholder to believe that any document connected with the transactions contemplated hereby contain any untrue statement or a material fact, or omit to state a material fact required to be stated herein or necessary in order to make the statements herein, the light of the circumstances existing on the Closing Date, not misleading.

         1.26 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Shareholder is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         1.27 Agreements, Judgments and Decrees Affecting Shareholder. The Shareholder represents and warrants that he is not subject to any agreement, judgment or decree adversely affecting his ability to act as an employee of the Company, as the case may be.

         1.28 Copies of Documents. The Shareholder and the Company have caused to be made available for inspection and copying by Halter and its advisers, true, complete and correct copies of all documents referred to in this Article I or in any schedule furnished by the Shareholder or the Company to Halter pursuant to this Agreement. All documents and instruments delivered to Halter on the Closing Date in connection with this transaction shall be satisfactory to Halter in its sole discretion.





STOCK PURCHASE AGREEMENT - Page 8

         1.29 Purchase for Investment. The Shareholder will acquire the Acquiring Company Shares (as hereinafter defined) for investment and not with a view to resale or for distributing all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act of 1933, as amended (the" Securities Act"). The offering of the Acquiring Company Shares to the Shareholder was made only through direct, personal communication between the Shareholder and a duly authorized representative of the Acquiring Company and not through public solicitation or advertising. The Shareholder acknowledges that the Acquiring Company Shares have not been registered under the Securities Act and that neither Halter nor the Acquiring Company is under any obligation to file a registration statement with the Securities and Exchange Commission with respect to the Acquiring Company Shares.

         1.30 Investor Qualifications. The Shareholder (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Acquiring Company Shares and has the financial ability to assume the monetary risk associated therewith, (ii) is able to bear the complete loss of its investment in the Acquiring Company Shares, (iii) has received such other documents and information as it has requested and has had the opportunity to ask questions of, and receive answers from, Halter and the Acquiring Company and their management concerning the Acquiring Company and the terms and conditions of the offering of the Acquiring Company Shares and to obtain additional information,
(iv) is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, (v) is not an entity formed solely to make this investment, and (vi) is not relying upon any statements or instruments made or issued by any person other than Halter and the Acquiring Company and their officers in making its decision to invest in the Acquiring Company Shares.

         1.31 Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Except as set forth in Schedule 1.31 hereto, no product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity.

         1.32 Products Liability. Except as set forth in Schedule 1.13 hereto, there is no claim, action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving either the Shareholder or the Company relating to any product alleged to have been manufactured or sold by the Company and alleged to have been defective, or improperly designed or manufactured.

         1.33 Environmental Site Assessments. For the purpose of this Agreement, the Company, the Shareholder and Halter agree that, unless the context otherwise specifies or requires, the following terms shall have the meaning herein specified:

                 (a) "Environmental Laws" shall mean (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund





STOCK PURCHASE AGREEMENT - Page 9

         Amendments and Reauthorization Act of 1986, 42 U.S.C.A. 9601 et seq. ("CERCLA"), (ii) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C.A. 6901 et seq. ("RCRA"), (iii) the Clean Air Act, 42 U.S.C.A. 7401 et seq., (iv) the Federal Water Pollution Control Act, as amended, 33 U.S.C.A. 1251 et seq., (v) the Toxic Substances Control Act, 15 U.S.C.A. 2601 et seq., (vi) all applicable laws of the State of Louisiana, and (viii) all other laws and ordinances relating to municipal waste, solid waste, air pollution, water pollution and/or the handling, discharge, disposal or recovery of on-site or off-site hazardous substances or materials, as each of the foregoing has been or may hereafter be amended from time to time.

                 (b) "Hazardous Materials" shall mean, among others, (i) any "hazardous waste" as defined by the RCRA, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by CERCLA, and regulations promulgated thereunder; (iii) any "toxic pollutant" as defined in the Federal Water Pollution Prevention and Control Act, as amended, 33 U.S.C. 1251 et seq., (commonly known as "CWA" for "Clear Water Act"), and any regulations thereunder; (iv) any "hazardous air pollutant" as defined in the Air Pollution Prevention and Control Act, as amended, 42 U.S.C. 7401 et seq. (commonly known as "CAA" for "Clear Air Act") and any regulations thereunder; (v) asbestos; (vi) polychlorinated biphenyls; (vii) underground storage tanks, whether empty, filled or partially filled with any substance;
         (viii) any substance the presence of which on the Business Location (as hereinafter defined) is prohibited by any Environmental Laws; and
         (ix) any other substance which is regulated by any Environmental Laws.

                 (c) "Hazardous Materials Contamination" shall mean the contamination (whether presently existing or hereafter occurring) of the improvements, facilities, soil, groundwater, air or other elements on or at the location of the Company at Highway 51 South, Roseland, Louisiana 70456 or at any other location where the Company conducts business (collectively, the "Business Location") by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or any other specific property or general area, as a result of Hazardous Materials emanating from the operations of the Company's business.

         Halter may, at its sole and absolute discretion, contract for the services of persons (the "Site Reviewers") to perform an environmental site assessment or assessments at the Business Location for the purpose of determining whether there exists at the Business Location any Hazardous Materials or Hazardous Materials Contamination which may reasonably be expected to result in any liability, cost or expense to Halter, the Acquiring Company or any affiliated party of Halter or the Acquiring Company under any Environmental Laws relating to Hazardous Materials or Hazardous Materials Contamination (the "Site Assessments"). The Site Assessments may be performed at any time or times prior to the Closing Date, upon reasonable notice to and under reasonable conditions imposed by the Shareholder and the Company which do not materially impede the performance of the Site Assessments. The Site Reviewers are hereby authorized to enter upon the Business Location for such purposes. The Site Reviewers are further authorized to perform both above and below ground testing for environmental damage or the presence of Hazardous Materials or Hazardous Materials Contamination at the Business Location and such other tests at the Business Location as may be reasonably necessary to conduct the Site Assessments. The Shareholder and the Company will supply to the Site Reviewers such historical and operational information which has been generated from the day to day operations of the Company's business regarding the Business Location and will make available for meetings with the Site Reviewers the appropriate personnel with knowledge of relevant matters as is necessary





STOCK PURCHASE AGREEMENT - Page 10
to facilitate the Site Assessments. The cost of performing such Site Assessment shall be paid by Halter and/or the Acquiring Company. If Hazardous Materials Contamination is discovered at the Business Location prior to the Closing Date, Halter shall have the right, at its sole option, to terminate this Agreement without liability to the Shareholder or the Company in accordance with Article VIII of this Agreement. In the event that any party terminates this Agreement in accordance with Article VIII hereof, Halter agrees that it will keep confidential, and will cause the Acquiring Company to keep confidential, the results of the Site Assessments, provided, however, Halter or the Acquiring Company may disclose such results to their respective counsel, advisors and investors in connection with the transactions contemplated hereby.

                                   ARTICLE II
                           REPRESENTATIONS OF HALTER

         Halter represents, warrants and agrees as follows:

         2.1 Existence and Good Standing of Halter. Halter is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Halter has corporate power and authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required corporate action of Halter.

         2.2 Restrictive Documents. Halter is not subject to any charter, by-law, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, that would prevent consummation of the transactions contemplated by this Agreement.

         2.3 Purchase for Investment. The Acquiring Company will acquire the Brister Shares for its own account for investment and not with a view toward any resale or distribution thereof.

         2.4 Broker's or Finder's Fees. Except for the fee payable by the Company to William E. York & Associates at the Closing as previously disclosed to the Shareholder and the Company, no agent, broker, person or firm acting on behalf of Halter is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         2.5 Issuance of the Shares. The delivery to the Shareholder of the Acquiring Company Shares pursuant to the provisions of this Agreement will transfer to the Shareholder valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind, except as acknowledged by the Shareholder in Section 1.29 hereof.

                                  ARTICLE III
                           SALE OF THE BRISTER SHARES

         3.1 Sale of the Brister Shares. Subject to the terms and conditions herein stated, the Shareholder agrees to sell, assign, transfer and deliver to the Acquiring Company on the Closing Date, and Halter agrees to cause the Acquiring Company to purchase from the Shareholder on the Closing Date, the Brister Shares. The certificates representing the Brister Shares shall be duly endorsed in blank by the Shareholder transferring the same, with signatures guaranteed by a domestic commercial bank or trust company, with all necessary transfer tax and other revenue stamps acquired at the Shareholder's expense affixed and canceled. The Shareholder agrees to cure





STOCK PURCHASE AGREEMENT - Page 11
any deficiencies with respect to the endorsement of the certificates representing the Brister Shares or with respect to the stock power accompanying any such certificates.

         3.2 Cash Payment. In partial consideration for the purchase by the Acquiring Company of the Brister Shares, Halter shall cause the Acquiring Company to pay to the Shareholder on the Closing Date an aggregate of $2,000,000 (the "Cash Payment") payable by wire transfer or official bank check payable to the order of the Shareholder.

         Within 30 days following the execution of this Agreement (the "Deposit Date"), Halter shall cause to be deposited with Durnin & James, as escrow agent, $20,000 of the Cash Payment (the "Escrow Deposit") pursuant to an escrow agreement to be entered into on the Deposit Date by the Shareholder, Halter and Durnin & James in form and substance mutually satisfactory to the parties and substantially in accordance with the following terms and conditions:

                 (a) The Escrow Deposit shall be held by the escrow agent and disbursed only in accordance with the provisions of the escrow agreement.

                 (b) The Escrow Deposit shall be delivered to the Shareholder at Closing as a portion of the Cash Payment. In the event that this Agreement is terminated prior to the Closing by Halter in accordance with Section 8.1(b) or by the Shareholder or the Company in accordance with Section 8.1(c), the Escrow Deposit shall be returned to Halter.

                 (c) Such provisions as are required by the escrow agent for its protection shall also be included therein.

         3.3 Promissory Note. As additional consideration for the purchase by the Acquiring Company of the Brister Shares, Halter shall cause the Acquiring Company to execute and deliver on the Closing Date a subordinated promissory note of the Acquiring Company payable to the order of the Shareholder in the original principal amount of $1,000,000 (the "Note"), in substantially the same form as Exhibit 2 hereto.

         3.4 Acquiring Company Common Stock. As further consideration for the purchase by Acquiring Company of the Brister Shares, Halter shall cause the Acquiring Company to issue and deliver to the Shareholder shares of its common stock (the "Acquiring Company Shares") as follows:

                 (a) On the Closing Date, Halter shall cause the Acquiring Company to deposit with Securities Transfer Corporation, as escrow agent, 1,500,000 Acquiring Company Shares (the "Escrow Shares") pursuant to an escrow agreement to be entered into on the Closing Date by the Shareholder, Halter, the Acquiring Company and Securities Transfer Corporation in form and substance mutually satisfactory to the parties thereto. The Escrow Shares shall be held by the escrow agent and disbursed only in accordance with the provisions of the escrow agreement. Such provisions as are required by the escrow agent for its protection shall also be included therein.

                 (b) Within 15 days of the Valuation Date (as hereinafter defined), Halter shall cause the Acquiring Company to deliver to the Shareholder a number of Acquiring Company Shares having an aggregate "market value" of $3,100,000. The "Valuation Date" shall be the 30th day (or the next business day following the 30th day, as the case may be) following the listing of the common stock of the Acquiring Company on the OTC





STOCK PURCHASE AGREEMENT - Page 12

         Bulletin Board, the Nasdaq Stock Market or any national or regional exchange. In the event that the Escrow Shares have an aggregate market value of less than $3,100,000, Halter shall cause the Acquiring Company to issue the number of additional shares of its common stock necessary to equal an aggregate market value of $3,100,000. In the event that the Escrow Shares have an aggregate market value in excess of $3,100,000, all excess Acquiring Company Shares shall be delivered to Halter.

         For the purpose of this Agreement, "market value" shall be computed as follows: (i) if the common stock of the Acquiring Company is listed on the OTC Bulletin Board or the Nasdaq Stock Market, the market value shall be the average of the closing bid and ask prices for the last seven business days subsequent to the Valuation Date, or (ii) if the common stock of the Acquiring Company is listed on any national or regional exchange, the market value shall be the average of the last reported sale prices for the last seven business days subsequent to the Valuation Date.

         3.5 Consulting and Non-competition Agreement. In consideration for the purchase by Halter of the Brister Shares, at the Closing, Halter and the Shareholder will enter into a Consulting Agreement in substantially the same form as Exhibit 3 hereto and a Non-Competition Agreement in substantially the same form as Exhibit 4 hereto.

         3.6 Directors' Fees. In consideration for the Shareholder's agreement to serve as a member of the Acquiring Company's Board of Directors, Halter agrees to cause the Acquiring Company to pay to the Shareholder $6,000 per annum (plus reimbursement of out-of- pocket expenses) in directors' fees.

         3.7 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10 a.m. at the offices of legal counsel to Halter in Dallas, Texas within 60 days after the delivery of audited financial statements of the Company for its fiscal year ended December 31, 1995, or at such other time and date as the parties hereto shall designate. Such time and date are herein referred to as the "Closing Date."

                                   ARTICLE IV
                          CONDUCT OF BUSINESS; REVIEW

         4.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Closing Date, the Company shall conduct its operations only according to its ordinary and usual course of business, and the Shareholder and the Company shall use their best efforts to preserve the Company's business organizations, keep available the services of the Company's officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them. Notwithstanding the immediately preceding sentence, pending the Closing Date and except as may be first approved by Halter or as is otherwise permitted or required by this Agreement, the Shareholder and the Company shall cause (i) the Company's articles or certificate of incorporation and Bylaws to be maintained in their form on the date of this Agreement, (ii) the compensation payable or to become payable by the Company to any officer, employee or agent being paid $40,000 per year or more on the Balance Sheet Date to be maintained at their levels on the date of this Agreement, (iii) the Company to refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that may have already been accrued,
(iv) the Company to refrain from entering into any contract or commitment except contracts in the ordinary course of business and (v) the Company to refrain from making any change affecting any bank, safe deposit or power of attorney arrangements of the Company. During the period from the date





STOCK PURCHASE AGREEMENT - Page 13
of this Agreement to the Closing Date, the Shareholder shall cause the Company to confer on a regular and frequent basis with one or more designated representatives of Halter to report material operational matters and to report the general status of ongoing operations. The Shareholder and the Company shall promptly notify Halter of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property of the Company, and to keep Halter fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith. Notwithstanding the foregoing, it is expressly acknowledged and agreed that the Company will pay the Shareholder an aggregate of $1,000 per week for the period beginning January 1, 1996 until April 30, 1996 for services to be rendered to the Company, provided the Shareholder devotes at least 25 hours of service to the Company per week during said period. In addition, it is expressly acknowledged that the Shareholder shall have no obligation to train any new employee during the period between the date hereof and the Closing Date.

         4.2 Exclusive Dealing. During the period from the date of this Agreement to the Closing Date, the Shareholder and the Company shall refrain from taking any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group, other than Halter, concerning any purchase of the Brister Shares or any merger, sale of substantial assets or similar transaction involving the Company.

         4.3 Review of the Company. Halter may, prior to the Closing Date, through its representatives, review the properties, books and records of the Company and its financial and legal condition as they deem necessary or advisable to familiarize themselves with such properties and other matters; such review shall not, however, affect the representations and warranties made by the Company and the Shareholder hereunder. The Shareholder and the Company shall permit Halter and its representatives to have, after the date of execution hereof, full access to the premises and to all the books and records of the Company and to cause the officers of the Company to furnish Halter with such financial and operating data and other information with respect to the business and properties of the Company as Halter shall from time to time reasonably request. In the event of termination of this Agreement, Halter shall keep confidential any material information obtained from the Shareholder or the Company concerning the Company's properties or operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and shall return to the Company all copies of any schedules, statements, documents or other written information obtained in connection therewith. The Shareholder and the Company shall deliver or cause to be delivered on the Closing Date, and at such other times and places as shall be reasonably agreed upon, such additional instruments as Halter may reasonably request for the purpose of carrying out this Agreement.

                                   ARTICLE V
                       CONDITIONS TO HALTER'S OBLIGATIONS

         The purchase of the Brister Shares by Halter on the Closing Date is conditioned upon receipt by Halter of the legal opinion and other documents listed in this Article V.

         5.1 Opinion of the Company's and the Shareholder's Counsel. The Company and the Shareholder shall have furnished Halter with an opinion of Simpson & Schwartz, as counsel for





STOCK PURCHASE AGREEMENT - Page 14
the Shareholder and the Company, dated the Closing Date, in form and substance satisfactory to Halter, to the effect that:

         (a) the Company (i) is a corporation validly existing and in good standing under the laws of its state of incorporation, (ii) is duly qualified and licensed under all applicable laws or regulations to own its assets and properties as now owned and to carry on its business as now conducted and (iii) is, to the best knowledge of such counsel, duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the failure to so qualify would have a material adverse effect upon its business;

         (b) the Company has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby;

         (c) the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Company and the Shareholder have been duly authorized by all necessary corporate action on the part of the Company and this Agreement and the other agreements contemplated hereby constitute valid and binding obligations of the Company and the Shareholder enforceable against the Company and the Shareholder in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies;

         (d) the Company's authorized capital stock consists of (i) 1,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding and no such shares of capital stock are held in the treasury of the Company; and all of the Brister Shares are duly authorized, validly issued, fully paid and nonassessable;

         (e) to the best knowledge of such counsel, the Shareholder owns the Brister Shares, free and clear of any adverse claims, and has full power and authority to sell, transfer and deliver the Brister Shares in accordance with the terms of this Agreement;

         (f) to the best knowledge of such counsel, there are no existing options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of the Company and, to the best knowledge of such counsel, neither the Company nor the Shareholder are parties to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, conveyance, encumbrance, transfer or delivery of any capital stock of the Company;

         (g) to the best knowledge of such counsel, except as disclosed in the schedules hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or threatened against the Company or affecting the Brister Shares or the assets or business of the Company, and, to the best knowledge of such counsel, except as disclosed in the schedules hereto, the Company is not in default with respect to any judgment, writ, injunction or decree of any court or governmental instrumentality or agency or in the performance, observance or fulfillment of any obligation, covenant or agreement by which it is bound or to which the Brister Shares or any of the assets of the Company are subject;

         (h) to the best knowledge of such counsel, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated





STOCK PURCHASE AGREEMENT - Page 15
         hereby will conflict with, or result in a breach of the terms, conditions and provisions of, or constitute a default under, the certificate or articles of incorporation or bylaws of the Company or, to the best knowledge of such counsel, any agreement, indenture or other instrument under which the Company or the Shareholder are bound or to which the Brister Shares or any of the assets of the Company are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Brister Shares or any of the assets of the Company; and

         (i) to the best knowledge of such counsel, no consent of any person, corporation, association, company, partnership or other entity, and no consent, license, approval or authorization of, or registration or declaration with, any governmental body, authority, bureau or agency or federal, state or local court is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or to the extent that any such consent or other action may be required, it has been validly procured or taken.

         5.2 Good Standing and Tax Certificates. The Shareholder shall have delivered to Halter (i) copies of the Company's certificate or articles of incorporation, including all amendments thereto, certified by the secretary of state or other appropriate official of its jurisdiction of incorporation, (ii) certificates from the secretary of state or other appropriate official of the jurisdiction of incorporation to the effect that the Company is in good standing or subsisting in such jurisdiction and listing all charter documents of the Company on file, (iii) a certificate from the appropriate official in each jurisdiction in which the Company is qualified to do business to the effect that the Company is in good standing in such jurisdiction and (iv) certificates as to the tax status of the Company in the jurisdiction of incorporation and each other jurisdiction in which the Company is qualified to do business.

         5.3 No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, and the Company and the Shareholder shall have delivered to Halter a certificate, dated the Closing Date, to such effect.

         5.4 Truth of Representations and Warranties. The representations and warranties of the Company and the Shareholder contained in this Agreement or in any schedule delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Company and the Shareholder shall have delivered to Halter on the Closing Date a certificate, dated the Closing Date, to such effect.

         5.5 Performance of Agreements/Authorization. Each and all of the agreements of the Company and the Shareholder to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and the Company and the Shareholder shall have delivered to Halter a certificate, dated the Closing Date, to such effect. Halter shall have also received (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments, and (ii) a certificate of the President of the Company and of the





STOCK PURCHASE AGREEMENT - Page 16

Shareholder, dated the Closing Date, as to the performance of and compliance by the Company and the Shareholder with all covenants contained herein on and as of the Closing Date and certifying that all conditions precedent of the Company and the Shareholder to the Closing Date have been satisfied.

         5.6 No Litigation Threatened. No action or proceedings shall have been instituted or, to the best knowledge, information and belief of the Shareholder and the Company, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and the Shareholder and the Company shall have delivered to Halter a certificate, dated the Closing Date, to such effect.

         5.7 Company's Accountants Letter. Halter shall have received a letter, dated the Closing Date, of Scott Hatfield + Associates, independent certified public accountants of the Company, in form and substance satisfactory to Halter in its sole discretion.

         5.8 Financial Performance. The balance sheets of the Company for fiscal 1995, and the related statements of income, shareholders' equity and changes in financial position for the year then ended, all certified by Scott Hatfield + Associates and prepared in accordance with Generally Accepted Accounting Principles consistently followed throughout the periods indicated, must reflect results of the operations of the Company and the financial condition of the Company at December 31, 1995 and at the Closing Date as follows:

                 (a)      Net sales must be in excess of $7,000,000.

                 (b)      The sum of (i) salaries paid to the Shareholder, and
         (ii) earnings before depreciation and taxes, must be in excess of $1,200,000.

                 (c) The shareholders' equity must be in excess of $1,500,000.

         5.9 Consulting and Non-Competition Agreements. The Company shall have entered into a Consulting Agreement with the Shareholder substantially in the form of Exhibit 3 hereto and a Non-Competition Agreement with the Shareholder substantially in the form of Exhibit 4 hereto.

         5.10 Licensing Agreement. The Company shall have entered into a licensing agreement with the Shareholder in form satisfactory to the parties hereto. Such licensing agreement shall provide that the Shareholder will (i) license to the Company all of the existing Intellectual Property owned by the Shareholder identified in Schedule 1.17 on terms at least as favorable as the Shareholder has received, or could have received, in arms-length transactions with third parties and (ii) for a period of five years following the date of execution of such licensing agreement, agree to license to the Company, at the Company's sole option, all Intellectual Property developed and/or owned by the Shareholder at any time subsequent to the Closing Date. The license referred to in Section 5.10 (ii) shall be exclusive and free of charge for a period of one year from the date of invention. Such license shall thereafter be at such prices and on such other terms that are at least as favorable as the Shareholder would receive in an arms-length transaction with any third party.

         5.11 Real Estate Option and Right of First Refusal Agreement. The Company shall have entered into a real estate option and right of first refusal agreement with the Shareholder in form satisfactory to the parties hereto.
Such real estate option agreement shall provide that the Company may, at its sole option, purchase the real property and improvements identified on Exhibit 5 hereto





STOCK PURCHASE AGREEMENT - Page 17
for an aggregate purchase price of $550,000. Such option can first be exercised after December 31, 1997 and shall terminate on December 31, 2000.

         5.12 Governmental Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

         5.13 Release of Shareholder Claims. Halter shall have received duly executed documents in form satisfactory to Halter pursuant to which the Shareholder releases, relinquishes and waives any and all claims, demands, causes of action, suits, judgments or controversies of any kind whatsoever, whether known or unknown, that the Shareholder may have against the Company as of the Closing Date, for any reason whatsoever, including without limitation claims by such Shareholder against the Company with respect to dividends, repayment of loans, violation of preemptive rights, or payment of salaries or other compensation.

         5.14 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Halter in its sole discretion, and Halter shall have received copies of all such documents and other evidences as Halter or its counsel may reasonably request in order to establish the consummation or such transactions and the taking of all proceedings in connection therewith.

         5.15 Due Diligence Review. Halter and its representatives and advisors shall have completed a due diligence review of the business, operations and financial statements of the Company, the results of which shall be satisfactory to Halter in its sole discretion.

         5.16 Site Assessments. In the event Halter contracts to perform Site Assessments as set forth in Section 1.33, such Site Assessments shall be completed, the results of which shall be satisfactory to Halter in its sole discretion.

         5.17 Amendments to Lease. The Company, if required by Halter, shall have amended that Lease of Commercial Property by and between the Company and the Shareholder dated September 27, 1995, as amended on November 28, 1995 in form satisfactory to the parties thereto, provided, however, that the monthly rental payment shall be $6,025 (net of any payments for any insurance policy for the Company paid by the Shareholder) for the term stated therein.
In addition, Halter shall have received a certificate of the Shareholder, dated the Closing Date, acknowledging that the Company has not violated any terms and conditions of such lease in any material respect as of the Closing Date.

                                   ARTICLE VI
                  CONDITIONS TO THE SHAREHOLDER'S OBLIGATIONS

         The sale of the Brister Shares by the Shareholder on the Closing Date is conditioned upon receipt by the Shareholder of the legal opinion and other documents listed in this Article VI.

         6.1 Opinion of Halter's Counsel. Halter shall have furnished the Shareholder with an opinion, dated the Closing Date, of legal counsel to Halter regarding the validity of the Acquiring Company Shares.

         6.2 Truth of Representations and Warranties. The representations and warranties of Halter contained in this Agreement shall be true and correct on and as of the Closing Date with





STOCK PURCHASE AGREEMENT - Page 18
the same effect as though such representations and warranties had been made on and as of such date; and Halter shall have delivered to the Shareholder on the Closing Date a certificate, dated the Closing Date, to such effect.

         6.3 Governmental Approvals. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

         6.4 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Shareholder and its counsel.

                                  ARTICLE VII
                 SURVIVAL OF REPRESENTATIONS: INDEMNITY; OFFSET

         7.1 Survival of Representations and Obligations to Indemnify. The respective representations and warranties of the Shareholder and Halter contained in this Agreement or in any schedule delivered pursuant hereto shall survive the purchase and sale of the Brister Shares contemplated hereby. The obligations to indemnify and hold harmless pursuant to this Article VII shall survive the consummation of the transactions contemplated by this Agreement.

         7.2 Indemnification by the Shareholder. The Shareholder hereby agrees that notwithstanding any investigation which may have been made by or on behalf of Halter prior to the Closing, the Shareholder shall indemnify, defend and hold harmless Halter and the Acquiring Company (and any affiliated party of Halter and the Acquiring Company) at any time after consummation of the Closing, from and against all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs and expenses including, subject to Section 7.4 below, interest, penalties, court costs, and reasonable attorneys' fees and expenses asserted against, resulting to, imposed upon or incurred by Halter, the Acquiring Company or any affiliated party of Halter or the Acquiring Company, directly or indirectly, caused by reason of or resulting from or arising out of (i) a claim of products liability which results in either a settlement or award of damages in excess of stated insurance policy limits or (ii) any misrepresentation or any breach or nonfulfillment of any representation, covenant, warranty or agreement of the Company and/or the Shareholder contained in this Agreement, in any exhibit, schedule, certificate or financial statement delivered under this Agreement, or in any agreement made or executed in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Shareholder shall not be liable under this
Section 7.2 for any claims of products liability related to any suit or proceeding filed against the Company during the period between the date hereof and the Closing Date.

         The liability of the Shareholder under this Section 7.2 shall be limited to the Offset Period (as hereinafter defined) and to the value of the Offset Shares (as hereinafter defined) at such time as Halter or the Acquiring Company gives notice to the Shareholder of any claim or commencement of any action or proceeding in accordance with Sections 7.4 and 7.5 below.

         7.3 Indemnification by the Acquiring Company. Halter agrees to cause the Acquiring Company to indemnify, defend and hold harmless the Shareholder (and any affiliated party of the Shareholder), at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, subject to Section 7.4 below, interest, penalties, court costs and reasonable attorneys'





STOCK PURCHASE AGREEMENT - Page 19
fees and expenses asserted against, resulting to, imposed upon or incurred by the Shareholder, directly or indirectly, caused by reason of or resulting from or arising out of any misrepresentation or any breach or nonfulfillment of any representation, warranty, covenant and/or agreement of Halter contained in this Agreement, in any exhibit, schedule, certificate or financial statement delivered under this Agreement, or in any agreement made or executed in connection with the transactions contemplated by this Agreement. The liability of the Acquiring Company under this Section 7.3 shall be limited to an aggregate of $100,000.

         7.4     Defense.

                 (a) Promptly after the receipt by any person entitled to indemnification under Section 7.2 and 7.3 herein of notice of (i) any claim or (ii) the commencement of any action or proceeding, such party (the "Aggrieved Party") will, if claim with respect thereto is made against any party obligated to provide indemnification pursuant to
         Section 7.2 and 7.3 herein (the "Indemnifying Party"), give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any proceeding or litigation resulting from such claim, unless the action or proceeding seeks an injunction or other similar relief against the Aggrieved Party or there is a conflict of interest between it and the Indemnifying Party in the conduct of the defense of such action. Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such proceeding or action within a reasonable time, but in no event more than 15 days after written notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action.

                 (b) If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to the Aggrieved Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Aggrieved Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement or any judgment in connection with such claim or litigation resulting therefrom. The Aggrieved Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Aggrieved Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party.

                 (c) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and reasonably satisfactory to the Aggrieved Party. The Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all expenses, legal or otherwise, as incurred by the Aggrieved Party in connection with the defense against or settlement of such claim or litigation. No settlement of claim or litigation shall be made without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all





STOCK PURCHASE AGREEMENT - Page 20
         expenses, legal or otherwise, as incurred by the Aggrieved Party in the defense against such claim or litigation.

                 (d) Subject to Section 7.5 hereof, the rights to indemnification hereunder (i) shall apply only to claims of any amount made by the Aggrieved Party from and after the point at which a single claim or an aggregate of several claims equals $5,000.00; and (ii) apply to claims made by either party against the other whereby written notice of the claim has been made and delivered within the period of the applicable statute of limitations.

         7.5 Offset. The Shareholder agrees that the number of Acquiring Company Shares having an aggregate market value of $500,000 on the Valuation Date (the "Offset Shares") shall be held in escrow for a period of two years (the "Offset Period") from the Valuation Date, the terms of which to be set forth in an escrow agreement to be entered into on the Valuation Date, or as soon thereafter as reasonably practicable, by the Shareholder, Halter, the Acquiring Company and Securities Transfer Corporation, to be used to offset any amounts that may be owing at any time by the Shareholder to Halter or the Acquiring Company (including any affiliated party of Halter and the Acquiring Company) in respect of (i) a claim of products liability which results in either a settlement or award of damages in excess of stated insurance policy limits (provided, however, the Shareholder shall have no liability for the stated deductible amount under the applicable insurance policy), or (ii) any failure or breach of any representation, warranty, agreement or covenant of the Company or the Shareholder under or in connection with this Agreement or any other agreement with Halter or any transaction contemplated hereby or thereby. If Halter determines that such offset is appropriate, notice shall be given to the Shareholder of such determination at least 10 days prior to a disposition of any of the Offset Shares for the purpose of satisfying any liability imposed upon either Halter or the Acquiring Company (the "Notice Period"). If the conditions upon which the offset is based are cured by the Shareholder during the Notice Period, as determined by Halter, no offset shall be undertaken.
Upon an event of offset, Halter and the Acquiring Company shall have sole discretion in selling or otherwise disposing of that number of the Offset Shares necessary to satisfy any outstanding liability or obligation imposed upon Halter or the Acquiring Company. All Offset Shares remaining at the expiration of the Offset Period shall be returned to the Shareholder.

                                  ARTICLE VIII
                                  TERMINATION

         8.1 Termination Events. This Agreement may be terminated on written notice, on or before the Closing Date:

                 (a) By mutual written consent of Halter, the Company and the Shareholder;

                 (b) By Halter, if the conditions set forth in Article V are not satisfied (or are incapable of being satisfied) in the discretion of Halter before the close of business on the Closing Date; or

                 (c) By the Shareholder and the Company if the conditions set forth in Article VI are not satisfied (or are incapable of being satisfied) in their discretion before the close of business on the Closing Date.

         8.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.1 hereof, this Agreement shall forthwith become null and void, and there shall be no





STOCK PURCHASE AGREEMENT - Page 21
liability on the part of the parties hereof (or any of their respective officers, directors, employees, agents, consultants or other representatives).

                                   ARTICLE IX
                                 MISCELLANEOUS

         9.1 Knowledge of the Company and the Shareholder. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of the Shareholder and the Company, the Shareholder and the Company confirm that they have made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

         9.2 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers; provided, however, notwithstanding anything to the contrary herein, if the Shareholder or the Company terminates this Agreement, other than in accordance with Section 8.1(c), the Shareholder agrees to reimburse Halter of its out of pocket expenses not to exceed $100,000.

         9.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Texas.

         9.4 "Person" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

         9.5 Captions. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         9.6 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of all parties hereto to the contents and the manner of presentation and publication thereof.

         9.7 Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by telex or by registered or certified mail, postage prepaid, addressed as follows: If to Halter, to Halter Financial Group, Inc., 4851 LBJ Freeway, Suite 201, Dallas, Texas 75244, Attention: Tim Halter, with a copy to its counsel, True & Sewell, Eighty-Eighty Central Ninth Floor, Dallas, Texas 75206-1887,
Telephone: (214)360-1560, Fax: (214)987-0696; and if to the Shareholder or the Company, to Charles Brister, Highway 51 South, Roseland, Louisiana 70456, with a copy to his counsel, Simpson & Schwartz, 305 East Mulberry Street, Amite, Louisiana 70422, Telephone: (504) 748-8362, Fax: (504) 748-7777 or such other address as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by fax or mailed.

         9.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be





STOCK PURCHASE AGREEMENT - Page 22
binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         9.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which taken together shall constitute one instrument.

         9.10 Entire Agreement. This Agreement, including the other documents referred to herein that form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         9.11 Amendments. This Agreement can be waived, amended, supplemented or modified by written agreement of the parties.

         9.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         9.13 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

         9.14 Time of Essence. The mere lapse of time shall have the effect to constitute of the parties hereto in default to perform any of its obligations under this Agreement.

         9.15 Negotiation. Each party hereto declares that the provisions of this Agreement and of all documents annexed thereto or referred to therein, have been negotiated and declares having read this Agreement and those documents and having understood their scope and nature.

         9.16 Separate Counsel. The Shareholder and the Company hereby expressly acknowledge that each of them have been advised that neither of them have been represented by Halter Financial Group, Inc.'s or the Company's attorneys in this matter and have been advised and urged to seek separate legal counsel for advice in this matter. Halter hereby expressly acknowledges that it has been advised that it has not been represented by the Shareholder's or the Company's counsel on this matter and has been advised and urged to seek separate legal counsel for advice in this matter.

         9.17 Joinder of Spouse. The spouse of the Shareholder has joined in the execution and delivery of this Agreement for the express purpose of binding her community property interests, if any, in the Brister Shares.





STOCK PURCHASE AGREEMENT - Page 23

         IN WITNESS WHEREOF, Halter has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, and the Shareholder has executed this Agreement, all as of the date first above written.

                                       HALTER FINANCIAL GROUP, INC.


                                       By: /s/ TIMOTHY P. HALTER
                                         -------------------------------------
                                          Timothy P. Halter, President


                                       BRISTER'S THUNDER KARTS, INC.


                                       By: /s/ CHARLES BRISTER
                                         -------------------------------------
                                          Charles Brister, President


                                       SHAREHOLDER


                                       By: /s/ CHARLES BRISTER
                                         -------------------------------------
                                          Charles Brister


                                       By: /s/ MRS. CHARLES BRISTER
                                         -------------------------------------
                                          Mrs. Charles Brister





STOCK PURCHASE AGREEMENT - Page 24

                                   EXHIBIT 1



Charles Brister                             1,000 shares of common stock, no
                                            par value, of Brister's Thunder
                                            Karts, Inc., a Louisiana corporation





STOCK PURCHASE AGREEMENT - Page 25